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                                                                     EXHIBIT 3.1

                            CERTIFICATE OF FORMATION

                                       OF

                           NCT FUNDING COMPANY, L.L.C.

         This Certificate of Formation of NCT Funding Company, L.L.C. (the "Company"), dated February 4, 1999, is being duly executed and filed by Eric Mandelbaum, as an authorized person, to execute this Certificate under the Delaware Limited Liability Company Act (6 Del. C. 'SS'. 18-101, et seq.) (the "Act").

         FIRST. The name of the limited liability company formed hereby is "NCT Funding Company, L.L.C.".

         SECOND. The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle.

         THIRD. The name and address of the registered agent for service of process on the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle.

         FOURTH. The purposes and activities of the Company shall be limited to the following:

         i. to purchase or otherwise acquire from time to time any or all right, title and interest in, to and under, and to own, hold, transfer or sell interests in, or interests in pools of, accounts, drafts, notes receivable, installment sale agreements, conditional sale agreements, promissory notes with or without related security agreements, true and finance leases, installment payment agreements and similar types of financing agreements or obligations or rights to payment thereunder or arising in connection therewith, including monies paid, due or to become due thereunder or in connection therewith, and together with any related collateral security or contract rights, whether constituting real or personal property, securing such agreements or obligations or supporting the payment thereof (including the acquisition of ownership interests in real or personal property the subject of leases) (collectively, any of the foregoing the "Assets");

         ii. to enter into, and perform its obligations under, any agreements with one or more Affiliates or other Persons relating to or effecting the transfers and conveyances of Assets as described above (including issuing promissory notes or incurring other

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               indebtedness to such Affiliates pursuant to such agreements, which notes or indebtedness are subordinated to the rights of holders of Interests or Securities as defined below);

         iii. to transfer Assets or interests therein (collectively, "Interests") (including for the purpose of establishing, forming or funding one or more trusts ("Trusts")), pursuant to one or more asset purchase agreements, indentures, pooling agreements, pooling and servicing agreements, sale agreements, sale and servicing agreements or other agreements ("Transfer Agreements") entered into by and among, among others, the Company, any purchaser of, investor in or holder of an Interest, any trustee or trustees or collateral agent named therein (a "Trustee"), and any entity or entities acting as servicer or administrator or collection agent or in similar capacity for the Assets, and to perform its obligations under any such Agreements;

         iv. to issue, sell, authorize and deliver one or more series and/or classes of certificates, bonds, notes or other evidences of indebtedness secured or collateralized by, or otherwise representing interests in, one or more pools of Assets or Interests (or to cause one or more Trusts established or funded by the Company to issue, sell, authorize and deliver the same) (collectively, any of the foregoing being "Securities"); to hold and enjoy any and all of the rights and privileges of any Securities issued by Trusts to the Company under or in connection with the related Transfer Agreements and to acquire, hold and enjoy all of the rights and privileges of any class of any series of Securities, including any class of Securities which may be subordinate to any other class of Securities and, except to the extent otherwise provided in any such Securities, or related Transfer Agreement or other agreement of the Company or applicable Trust entered into in connection therewith, to sell, assign, pledge or otherwise transfer any such Security or any interest therein;

         v. to enter into and to perform its obligations under the Transfer Agreements and other related agreements to which it is a party pursuant to or in connection with which any Securities are issued, secured or serviced;

         vi. to invest the proceeds derived from the sale or ownership of the Interests and/or Securities as determined by the Company's Board of Directors;

         vii. to enter into interest rate or basis swap, cap, floor or collar agreements, currency exchange agreements or similar hedging arrangements in connection with the purchase or financing of any Assets;

         viii. to own equity interests in the Trusts, or in other limited liability companies or partnerships whose purposes are restricted to those set forth in clauses (i) through (vii) above; and

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         ix.   to engage in any activity and to exercise any powers permitted to limited liability companies under the laws of the State of Delaware that are related or incidental to the foregoing and necessary, convenient or advisable to accomplish the foregoing.

         The Company, by or through the Member, or any Director or Officer on behalf of the Company, may enter into and perform, or authorize and direct a Trust established by the Company to enter into and perform, as applicable, Transaction Documents, and all other documents, agreements or financing statements contemplated thereby or related thereto, all without any further act, vote, or approval of the Member or any Director or Officer notwithstanding any other provision of this Agreement, the Act or applicable law, rule or regulation. The foregoing authorization shall not be deemed a restriction on the powers of the Member, a Director or an Officer to enter into, or direct a Trust to enter into, other agreements on behalf of the Company or such Trust, as applicable, in each case in connection with permitted activities and purposes of the Company or such Trust.

         FIFTH. Subject to Section 10(j) of the Agreement, the business and affairs of the Company shall be managed by or under the direction of a Board of one or more Directors. Subject to Section 11 of the Agreement, the Member may determine at any time in its sole and absolute discretion the number of Directors to constitute the Board. The authorized number of Directors may be increased or decreased by the Member at any time in its sole and absolute discretion, upon notice to all Directors, and subject in all cases to Section 11 of the Agreement. The initial number of Directors shall be three, one of which shall be an Independent Director as and to the extent required by Section 11 of the Agreement. Each Director elected, designated or appointed shall hold office until a successor is elected and qualified or until such Director's earlier death, resignation, expulsion or removal. Each Director shall execute and deliver the Management Agreement. Directors need not be a Member. A Director is hereby designated as a "manager" of the Company within the meaning of Section 18-101(10) of the Act.

         Subject to Section 10(j) of the Agreement, the Board of Directors shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise. Subject to Section 8 of the Agreement, the Board of Directors has the authority to bind the Company.

         SIXTH. Status as Special Purpose Entity.

         i. The Member shall not, so long as an SPE Condition exists, amend, alter, change or repeal the definition of "Independent Director" or Sections 8, 9, 10, 11, 17, 20, 21, 22, 23, 24, 25, 26 or 31 or
               Schedule A of the Agreement without the unanimous written consent of the Board (including each Independent Director). Subject to
               Section 10(j) of the Agreement, the Member reserves the right to amend, alter, change or repeal any provisions contained in the Agreement in accordance with Section 31 of the Agreement.

         ii. Notwithstanding any other provision of the Agreement and any provision of law that otherwise so empowers the Company, the Member or the Board, neither the Member nor the Board shall be authorized or empowered, nor shall they permit the Company,

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               without the prior unanimous written consent of the Member and the
               Board (including each Independent Director), to take any Material Action.

         iii. The Board and the Member shall cause the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises; provided, however, that the Company shall not be required to preserve any such right or franchise if: (1) the Board shall determine that the preservation thereof is no longer desirable for the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Company and (2) the Rating Agency Condition and/or Holder Condition, as applicable, is satisfied. The Board also shall cause the Company to:

               (a) maintain its own separate books and records and bank
                   accounts;

               (b) at all times hold itself out to the public and all other
                   Persons as a legal entity separate from the Member and any other Person;

               (c) have a Board of Directors separate from that of the Member and any other Person;

               (d) file its own tax returns, if any, as may be required under applicable law, to the extent (1) not part of a consolidated group filing a consolidated return or returns or (2) not treated as a division for tax purposes of another taxpayer, and pay any taxes so required to be paid under applicable law;

               (e) except as contemplated by the Transaction Documents, not commingle its assets with assets of any other Person;

               (f) conduct its business in its own name and strictly comply with all organizational formalities to maintain its separate existence;

               (g) maintain separate financial statements;

               (h) pay its own liabilities only out of its own funds;

               (i) maintain an arm's length relationship with its Affiliates and the Member;

               (j) pay the salaries of its own employees, if any;

               (k) not hold out its credit or assets as being available to satisfy the obligations of others;

               (l) allocate fairly and reasonably any overhead for shared office space;

               (m) use separate stationery, invoices and checks;

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               (n) not pledge its assets as security for the obligations of any other Person;

               (o) correct any known misunderstanding regarding its separate identity;

               (p) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities;

               (q) cause its Board of Directors to meet at least annually or act pursuant to written consent and keep minutes of such meetings and actions and observe all other Delaware limited liability company formalities;

               (r) not acquire any securities of the Member; and

               (s) cause the directors, officers, agents and other
                   representatives of the Company to act at all times with respect to the Company consistently and in furtherance of the foregoing and in the best interests of the Company.

         iv. So long as an SPE Condition exists, the Board shall not cause or permit the Company to:

               (a) except as contemplated by the Transaction Documents,
                   guarantee any obligation of any Person, including any Affiliate;

               (b) engage, directly or indirectly, in any business other than the actions required or permitted to be performed under
                   Section 8 of the Agreement or Section 10(j) of the Agreement;

               (c) incur, create or assume any indebtedness other than
                   indebtedness represented by Securities or as otherwise expressly permitted under Transaction Documents;

               (d) make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person, except that the Company may invest in those investments permitted under Transaction Documents and may make any advance required or expressly permitted to be made pursuant to any provisions of Transaction Documents and permit the same to remain outstanding in accordance with such provisions; or

               (e) to the fullest extent permitted by law, engage in any
                   dissolution, liquidation, consolidation, merger, asset sale or transfer of ownership interests other than such activities as are contemplated in Section 8 of the Agreement and related applicable Transaction Documents.

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         SEVENTH. As long as an SPE Condition exists, the Member shall cause the
Company at all times to have at least two Independent Directors who will be appointed by the Member. To the fullest extent permitted by Section 18-1101(c) of the Act, the Independent Directors shall consider only the interests of the Company, including its respective creditors, in acting or otherwise voting on the matters referred to in Section 10(j)(iii) of the Agreement. No resignation or removal of an Independent Director, and no appointment of a successor Independent Director, shall be effective until the successor Independent
Director shall have accepted his or her appointment by a written instrument, which may be a counterpart signature page to the Management Agreement. All right, power and authority of the Independent Directors shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in the Agreement. Except as provided in the second sentence of Section 11 of the Agreement, in exercising their rights and performing their duties under the Agreement, any Independent Director shall have a fiduciary duty of loyalty and care similar to that of a director of a business corporation organized under the General Corporation Law of the State of Delaware. No Independent Director shall at any time serve as trustee in bankruptcy for any Affiliate of the Company.

         EIGHTH. So long as an SPE Condition exists, the Member may not resign, except as permitted under all applicable Transaction Documents and if the Rating Agency Condition and/or the Holder Condition, as applicable, is satisfied. If the Member is permitted to resign pursuant to Section 22 of the Agreement, an additional member of the Company shall be admitted to the Company, subject to
Section 23 of the Agreement, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of the Agreement, which instrument may be a counterpart signature page to the Agreement. Such admission shall be deemed effective immediately prior to the resignation and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

         One or more additional members of the Company may be admitted to the Company with the written consent of the Member; provided, however, that, notwithstanding the foregoing, so long as any SPE Condition exists, no additional Member may be admitted to the Company unless the Rating Agency Condition and/or the Holder Condition, as applicable, is satisfied.

         NINTH. (a) Subject to Section 10(j) of the Agreement, the Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the resignation or dissolution of the Member or the occurrence of any other event which terminates the continued membership of the Member in the Company unless the business of the Company is continued in a manner permitted by the Act or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

         (b) The bankruptcy (as defined in Sections 18-101(1) and 18-304 of the Act) of the Member shall not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

         (c) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

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         (d) The Company shall terminate when (i) all of the assets of the
Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Member in the manner provided for in the Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

For purposes of this Certificate of Formation, capitalized terms used but not otherwise defined herein shall have the following definitions:

         "Affiliate" means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person.

         "Agreement" means the Limited Liability Company Agreement of the Company, together with the schedules attached thereto, as amended, restated or supplemented or otherwise modified from time to time.

         "Control" means the possession, directly or indirectly, or the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise. "Controlling" and "Controlled" shall have correlative meanings. Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.

         "Holder Condition" means, with respect to any action, that the requisite holders of (or authorized representative of holders of) Interests and/or Securities (or outstanding commitments to purchase or otherwise acquire an interest therein), as described in clause (ii) of the definition of SPE Condition below (and with the level or amount of such requisite holders or the authorization of such representative to be determined in accordance with the relevant Transaction Document[s] establishing, providing for or governing such purchases, acquisitions or commitments) shall have been given prior notice thereof and that such requisite holders or authorized representative, as applicable, shall have notified the Company in writing that such action is permissible.

         "Independent Director" means an individual who for the five-year period prior to his or her appointment as Independent Director has not been, and during the continuation of his or her service as Independent Director is not (and is not affiliated with a company or firm that has been or is): (A) an employee, director, partner or officer of the Member or any of its Affiliates (other than his or her service as an Independent Director of the Company or as a similar "independent director" of other similar special purposes entities which may be Affiliates of the Member); (B) a significant advisor or consultant to Member or any of its Affiliates; (C) a significant customer or supplier of Member or any of its Affiliates; (D) affiliated with a company of which Member or any of its Affiliates is a significant customer or supplier, (E) a party to a significant personal services contract(s) with Member or any of its Affiliates; (F) affiliated with a tax-exempt entity that receives significant contributions from Member or any of its Affiliates; (G) the beneficial owner at the time of such individual's appointment as an Independent Director, or at any time thereafter while serving as an Independent Director, of such number of shares of any classes of common stock of Member or any

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of its Affiliates, the value of which constitutes more than 5% of the outstanding common stock of Member or such Affiliate; (H) the holder of any beneficial or economic interest in the Company (other than fees for services as an Independent Director and indemnification rights contemplated in the Agreement); and (I) a spouse, parent, sibling or child of any Person described in clauses (A) through (H).

         As used in this definition, the following terms, phrases or concepts shall have the following meanings:

                  (i) A person is "affiliated with" a specified person, if the person directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified person.

                  (ii) A person shall be deemed to be, or to be affiliated with, a company or firm that is a "significant advisor or consultant to Member or any of its Affiliates" if he, she, or it, as the case may be, received or would receive fees or similar compensation from Member or such Affiliates in excess of the lesser of (A) 3% of the consolidated gross revenues which Member and its Affiliates received for the sale of their products and services during the last fiscal year of Member; (B) 5% of the gross revenues of the person during the last calendar year if such person is a self-employed individual; and (C) 5% of the consolidated gross revenues received by such company or firm for the sale of its products and services during its last fiscal year, if the person is a company or firm; provided, however, that director's fees and expense reimbursements shall not be included in the gross revenues of an individual for purposes of this determination.

                  (vi) A "significant customer of Member or any of its Affiliates" shall mean a customer from which Member and any of its Affiliates collectively in the last fiscal year of Member received payments in consideration for the products and services of Member and its Affiliates which are in excess of 3% of the consolidated gross revenues of Member and its Affiliates during such fiscal year.

                  (vii) A "significant supplier of Member or any of Affiliates" shall mean a supplier to which Member and any of its Affiliates collectively in the last fiscal year of Member made payments in consideration for the supplier's products and services in excess of 3% of the consolidated gross revenues of Member and its Affiliates during such fiscal year.

                  (viii) Member or any of its Affiliates shall be deemed a "significant customer" of a company if Member and any of its Affiliates collectively were the direct source during such company's last fiscal year of in excess of 5% of the gross revenues which such company received for the sale of its products and services during such fiscal year.

                  (ix) Member or any of its Affiliates shall be deemed a "significant supplier" of a company if Member and any of its Affiliates collectively received in such company's last fiscal year payments from such company in excess of 5% of the gross revenues which such company received during such fiscal year for the sale of its products and services.

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                  (x) A person shall be deemed to have "significant personal services contract(s) with Member or any of its Affiliates" if the fees and other compensation received by the person pursuant to personal services contract(s) with Member and any of its Affiliates exceed or would exceed 5% of his or her gross revenues during the last calendar year.

                  (xi) A tax-exempt entity shall be deemed to receive significant contributions from Member or any of its Affiliates if such tax-exempt entity received during its last fiscal year contributions from Member and its Affiliates, in the aggregate, in excess of the lesser of (A) 3% of the consolidated gross revenues of Member and its Affiliates during such fiscal year and (B) 5% of the contributions received by the tax-exempt entity during such fiscal year.

         "Management Agreement" means the agreement of the Directors in the form attached to the Agreement as Schedule C.

         "Material Action" means to consolidate or merge the Company with or into any Person, or sell all or substantially all of the assets of the Company, or to institute proceedings to have the Company be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Company or file a petition seeking, or consent to, reorganization or relief with respect to the Company under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property, or make any assignment for the benefit of creditors of the Company, or admit in writing the Company's inability to pay its debts generally as they become due, or, to the fullest extent permitted by law, take action in furtherance of any such action, or dissolve or liquidate the Company.

         "Member" means Newcourt Financial USA Inc., a Delaware corporation, as the initial member of the Company, and includes any Person admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of the Agreement.

         "Person" means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

         "Rating Agency Condition" means, with respect to any action, that each Rating Agency shall have been given ten days prior notice thereof and that each Rating Agency shall have notified the Company in writing that such action will not result in a reduction or withdrawal of the then current rating by such Rating Agency if any.

         "SPE Condition" means, as of any time of determination, that any of the following have occurred and are continuing:

                  (i) the Company has issued and has outstanding, or any Trust established or funded by the Company has issued and has outstanding, any series or class of Securities which is then rated by a Rating Agency, or

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                  (ii) the Company has otherwise assigned and conveyed
         outstanding Interests, or otherwise has issued and has outstanding (including through a Trust as described in clause (i) above) any series or class of Securities, in either case with respect to which the holder or holders thereof (or any party which has an outstanding commitment to purchase or otherwise acquire such an Interest or Security) have required (by agreement to such effect and/or as a condition to the purchase, commitment to purchase or holding of such Interests or Securities, including by virtue of such an agreement or condition requiring that the Agreement be executed and/or in effect in the form of the actual Agreement) that the provisions relating to Independent Directors or the provisions in Section 10(j) of the Agreement shall be in effect as to the Company.

         "Transaction Documents" means the Agreement, each Transfer Agreement, each agreement entered into by the Company or by a Trust at the direction of the Company from time to time in connection with the acquisition of Assets or the creation, funding or financing of Interests and/or Securities, and all other documents, instruments and certificates delivered in connection therewith.

                  IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation in accordance with the Section 118 of the Act as of the date first above written.

                                        /S/ Eric Mandelbaum
                                           --------------------
                                            Eric Mandelbaum




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